Certificate of Designation
                            of Preferences and Rights
                                     of the
            8.50% Series B Convertible Participating Preferred Stock
                                       of
                             American Skiing Company

RESOLVED:That pursuant to Articles SECOND and FIFTH of the Corporation's
         Amendment to Articles of Incorporation dated July 16, 1997, as further amended by the Corporation's Amendments to Articles of Incorporation dated October 14, 1997, November 10, 1997 and November 12, 1997, the Board of Directors of the Corporation hereby creates and authorizes a series of serial Preferred Stock (the "Preferred Stock") having the following rights and preferences, designations, voting powers and terms, in addition to those fixed by and set forth in such Articles SECOND and FIFTH:

            As used herein, the following terms have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

            "Accretion Amounts" shall have the meaning specified in Section 3.

            "Accretion Rate" shall have the meaning specified in Section 3.

            "Additional Preferred Directors" shall have the meaning specified in
Section 6(b)(i)(i).

            "Acquisition Transaction" shall mean any transaction or series of transactions in which at least a majority of the outstanding Common Stock is acquired by any Person, whether pursuant to a tender offer, merger, acquisition or otherwise.

            "Applicable Base Price" shall mean (a) with respect to an Acquisition Transaction, the Average Market Price of Company Common Stock and
(b) with respect to a Stock Transaction, (i) the greater of the conversion price per share and the Average Market Price if convertible preferred stock is issued in the Stock Transaction, (ii) the Average Market Price if newly issued shares of Company Common Stock are sold in the Stock Transaction and (iii) the price per share paid if the outstanding Company Common Stock is sold in the Stock Transaction.

            "Average Market Price" shall mean, with respect to an Acquisition Transaction or Stock Transaction, the average of the daily closing prices of the Company Common Stock on the NYSE or, if not then listed or traded on the NYSE, such other exchange, market or system that the Company Common Stock is then listed or traded on, for 10 consecutive trading days, commencing on the fifth business day after the consummation of such Acquisition Transaction or Stock Transaction.

            "Board of Directors" shall mean the board of directors of the Corporation.

            "Business Day" shall mean any day that is not a Saturday, Sunday or a Legal Holiday.

            "Change of Control" shall mean any event that gives any Person or Group other than the Holders, the Stockholders, Leslie B. Otten or their Permitted Transferees the ability to "control" the Corporation (a) through the acquisition of either (i) substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, or (ii) at least a majority of the aggregate voting power of the Corporation's capital stock or (b) by otherwise being able to elect or designate a majority of the Board of Directors through a management contract or otherwise.

            "Class A Common Stock" shall mean the Class A common stock, $.01 par value per share, of the Corporation.

            "Common Stock" shall mean the Company Common Stock and the Class A Common Stock as the same exist as of the date hereof or as such stock may be constituted from time to time.

            "Company Common Stock" shall mean the common stock, $.01 par value per share, of the Corporation.

            "Conversion Date" shall have the meaning specified in Section 9(b).

            "Conversion Price" shall mean the applicable price at which Conversion Shares shall be delivered upon conversion of shares of the Convertible Preferred Stock as specified in Section 9(a).

            "Conversion Shares" shall have the meaning specified in Section
9(a).

            "Convertible Preferred Stock" shall mean the Corporation's 8.50% Series B Convertible Participating Preferred Stock, $.01 par value per share, designated herein.

            "Current Market Price" shall mean the Current Market Price of the Company Common Stock calculated in accordance with Section 9(c)(iv).

            "Default Voting Event" shall have the meaning specified in Section 6(b)(ii).

            "Definitive Agreements" shall mean the Preferred Stock Subscription Agreement, together with the schedules attached thereto, the Stockholders' Agreement, and the Voting Agreement.

            "Delaware Reincorporation" shall mean the Corporation's merger with and into a newly formed subsidiary that is incorporated in the State of Delaware (with such new Delaware subsidiary surviving the merger) and that, after giving effect to such merger, will have the identical authorized, issued and outstanding capital stock with the same rights and preferences as the Corporation and a board to which the directors are elected annually instead of a staggered board of directors.

            "Delaware Reincorporation Vote" shall mean a vote in favor of the Delaware Reincorporation by a majority of the outstanding voting securities of the Corporation.

            "Distribution Date" shall have the meaning specified in Section 9(c)(iii).

            "Dividend Rate" shall have the meaning specified in Section 3.

            "Equity Equivalents" shall mean Common Stock or rights, warrants, options or other convertible securities (including the Repriced Preferred Stock and any other convertible debt or equity) representing the right to acquire Common Stock, but excluding the exercise of options which were granted prior to the initial public offering of the Corporation or options that were or are set at the market price at the time such options were or are granted by the Corporation or as determined by the Board of Directors or a duly authorized committee or delegee thereof.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Fully Diluted Basis" shall have the meaning given to such term in the Stockholders' Agreement.

            "Group" shall have the meaning set forth in Rule 13d-5, as in effect on the date hereof, under the Exchange Act.

            "Holders" shall mean the holders of the Convertible Preferred Stock.

            "Issue Date" shall mean August 9, 1999, the original date of issuance of the Convertible Preferred Stock.

            "Junior Preferred" shall have the meaning specified in Section 2.

            "Junior Stock" shall have the meaning specified in Section 2.

            "Legal Holiday" shall mean any day on which banking institutions are obligated or authorized to close in The City of New York or in the State of Maine.

            "Liquidation Price" shall mean, as of any date, an amount equal to $1,000 per share, plus (x) where cash dividends are not paid pursuant to Section 3, the aggregate Accretion Amounts through such date and (y) all accrued and unpaid dividends to such date, whether or not declared, to the extent such accrued and unpaid dividends are not taken into account in determining the Accretion Amounts under clause (x).

            "Liquidation Right" shall mean for each share of Convertible Preferred Stock the greater of (i) the Liquidation Price and (ii) the amount that would be received in liquidation following conversion of a share of Convertible Preferred Stock into Common Stock.

            "Majority Holders" shall mean the Holders of a majority of the then outstanding shares of Convertible Preferred Stock.

            "Mandatory Redemption" shall mean any mandatory redemption of the Convertible Preferred Stock as specified in Section 5(a).

            "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation System.

            "Notice" shall have the meaning specified in Section 5(b).

            "NYSE" shall mean the New York Stock Exchange.

            "Permitted Transferees" shall have the meaning given to such term in the Stockholders' Agreement.

            "Person" means any individual, firm, corporation, partnership, limited partnership, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3), as in effect on the date hereof, of the Exchange Act.

            "Preferred Directors" shall have the meaning specified in Section 6(b)(i).

            "Preferred Stock" shall have the meaning specified in the preamble.

            "Preferred Stock Subscription Agreement" shall mean the Preferred Stock Subscription Agreement dated July 9, 1999 among the Corporation, Oak Hill Capital Partners, L.P., and the other entities identified on Annex A attached thereto.

            "Redemption Price" shall have the meaning specified in Section 5(b).

            "Repriced Preferred Stock" shall mean the 10.5% Repriced Convertible Exchangeable Preferred Stock, $.01 par value per share, of the Corporation.

            "Requisite NYSE Shareholder Approval" shall mean the approval by the Corporation's shareholders to the extent required by the NYSE in connection with the issuance of Conversion Shares.

            "Rights" shall have the meaning specified in Section 9(c)(iii).

            "Senior Liquidation Stock" shall have the meaning specified in
Section 4.

            "Stock Transaction" shall mean any transaction or series of transactions pursuant to which the Corporation issues or sells shares of common stock representing, or convertible preferred stock convertible into, 40% or more of the outstanding shares of Common Stock on a Fully Diluted Basis.

            "Stockholder Director" shall mean a director designated by the Stockholders pursuant to the Stockholders' Agreement.

            "Stockholders" shall mean Oak Hill Capital Partners, L.P. and the other entities identified in Annex A to the Preferred Stock Subscription Agreement.

            "Stockholders' Agreement" shall mean the Stockholders' Agreement dated August 6, 1999 among the Corporation, the Holders, Leslie B. Otten and ING (U.S.) Capital Corporation.

            "Third Party Redemption Date" shall have the meaning specified in
Section 5(a).

            "Third Party Transaction" shall mean any Acquisition Transaction or Stock Transaction in which the financial terms, in the judgment of the Board of Directors, are superior to those set forth in the Definitive Agreements.

            Section 1. DESIGNATION AND AMOUNT. The designation of such series of Preferred Stock shall be the Convertible Preferred Stock. The number of issuable shares of Convertible Preferred Stock shall be 150,000.

         Section 2. RANK. All shares of Convertible Preferred Stock, both as to payment of dividends and to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall rank
(i) senior to all of the Corporation's now or hereafter issued preferred stock (the "Junior Preferred") except for the Repriced Preferred Stock, as to which it shall rank junior, and (ii) senior to all of the Corporation's now or hereafter issued Common Stock or any other common stock of any class of the Corporation (collectively with the Junior Preferred, the "Junior Stock").

         Section 3. DIVIDENDS AND CERTAIN RESTRICTIONS. The Holders shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, dividends at a rate per share of 8.50% per annum (as may be adjusted from time to time as provided in this Section 3) of the Liquidation Price (the "Dividend Rate"), which shall be fully cumulative, shall accrue, and shall be compounded and payable quarterly on October 31, January 31, April 30 and July 31 of each year, commencing on October 31, 1999 (except that if such date is a Saturday, Sunday or Legal Holiday, then such dividend will be payable on the next Business Day) to Holders of record as they appear on the stock transfer books of the Corporation on the record date for the payment of such dividend, which shall be not more than 60 nor less than 30 days preceding the payment date for such dividend, as is fixed by the Board of Directors. Dividends may, at the option of the Corporation, be paid (i) in cash at the Dividend Rate or (ii) until the five-year anniversary of the Issue Date, by way of an increase in the Liquidation Price in effect immediately prior to the relevant quarterly dividend payment date in an amount calculated based on the following rates per annum, compounded quarterly (such rate being the "Accretion Rate" and each such amount being an "Accretion Amount") (a) 8.50% of the Liquidation Price until January 31, 2001, (b) 9.50% of the Liquidation Price until January 31, 2002 and (c) 10.5% of the Liquidation Price thereafter until July 31, 2004, in the case of clauses (i) and (ii), payable quarterly in arrears on October 31, January 31, April 30 and July 31 of each year. Notwithstanding the foregoing, dividends shall be payable solely in accordance with clause (ii) if cash dividends have not been paid on the Repriced Preferred Stock on the immediately preceding dividend payment date with respect to such Repriced Preferred Stock. The Dividend Rate and the Accretion Rate on the Convertible Preferred Stock shall also be subject to adjustment as provided below.

         In addition to the dividends described in the preceding paragraph, the Holders shall be entitled to receive an amount equal to the amount that the Holders would be entitled to receive if the Convertible Preferred Stock were fully converted into Company Common Stock on the record date for the payment of any such dividends.

         The Dividend Rate and the Accretion Rate shall increase to 12.5% per annum, compounded quarterly, of the Liquidation Price in the event that either
(a) the Delaware Reincorporation Vote or (b) the Requisite NYSE Shareholder Approval is not obtained on or before December 31, 1999. Once the Delaware Reincorporation Vote and the Requisite NYSE Shareholder Approval are obtained, such increased rate will revert back to the applicable rate set forth in the first paragraph of Section 3. In addition, the Dividend Rate and the Accretion Rate on the Convertible Preferred Stock shall be increased by 2% per annum upon a declaration of Default Voting Event as set forth in Section 6(b)(ii) for so long as such Dividend Default remains uncured.

         On any such dividend payment date all dividends which shall have accrued on each share of Convertible Preferred Stock outstanding on such dividend payment date shall accumulate and be deemed to become "due" but shall nonetheless be payable as set forth in the first paragraph of this Section 3. If such dividends are not fully paid on such dividend payment date, such accrued dividends shall also be added to the Liquidation Price of the Convertible Preferred Stock effective as of such dividend payment date and shall thereafter accrue additional dividends in respect thereof until such unpaid dividends have been paid in full. Dividends paid on shares of Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

         Any reference to "distribution" contained in this Section 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, that is effected in accordance with the preferences and priorities set forth in the Corporation's Articles of Incorporation and all certificates of designation setting forth the rights of the holders of the Corporation's Preferred Stock.

         Section 4. LIQUIDATION RIGHT. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, the Liquidation Right, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Convertible Preferred Stock; provided, however, that such rights shall accrue to the Holders only in the event that the Corporation's payments with respect to the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Convertible Preferred Stock (the "Senior Liquidation Stock") are fully met. If the assets of the Corporation available for distribution after the liquidation preferences of the Senior Liquidation Stock are fully met are not sufficient to pay an amount equal to the Liquidation Right to the holders of outstanding shares of Convertible Preferred Stock, then the assets of the Corporation shall be distributed ratably among the Holders. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity nor a sale or offer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4 (unless in connection therewith the liquidation of the Corporation is specifically approved).

         Section 5. REDEMPTION.

         (a) MANDATORY REDEMPTION. The Corporation shall mandatorily redeem all of the outstanding shares of Convertible Preferred Stock (each of the following being a "Mandatory Redemption") (i) on August 9, 2009, at a redemption price equal to the Liquidation Price per share (plus an amount equal to all accrued and unpaid dividends to such date of redemption) or (ii) if (A) either the Delaware Reincorporation Vote or the Requisite NYSE Shareholder Approval is not obtained by December 31, 1999 and (B) if within twelve months following the date of the Preferred Stock Subscription Agreement, the Corporation announces or consummates a Third Party Transaction, at the Liquidation Price plus the excess, if any, of (x) the Applicable Base Price over (y) $5.25, as such number may be adjusted from time to time as provided in Section 9, multiplied by the number of Conversion Shares into which the Convertible Preferred Stock being redeemed is convertible on the date immediately preceding such announcement or consummation of the Third Party Transaction (a "Third Party Redemption Date"). In addition, if the Company Common Stock continues to be publicly traded following the consummation of any Third Party Transaction, the Holders whose Convertible Preferred Stock has been redeemed pursuant to clause (ii) of this Section 5(a) shall be entitled to receive within ten days after the first anniversary of the Third Party Redemption Date an amount equal to the excess, if any, of (i) the highest average consecutive 30-day trading price of the Company Common Stock during the 12 months following the Third Party Redemption Date over (ii) the Applicable Base Price, multiplied by the number of Conversion Shares into which the Convertible Preferred Stock could have been converted on the Third Party Redemption Date.

         No Mandatory Redemption pursuant to this Section 5(a) shall be made unless and until all outstanding Repriced Preferred Stock has been converted, repurchased, redeemed or otherwise retired. If, upon any Mandatory Redemption, funds are not legally available to the Corporation for redemption of all the shares of Convertible Preferred Stock, the Corporation shall redeem on such date, at the applicable redemption price, that number of shares of Convertible Preferred Stock which it can lawfully redeem, and from time to time thereafter, as soon as funds are legally available, the Corporation shall redeem at the applicable redemption price shares of Convertible Preferred Stock until the Corporation has redeemed the shares of Convertible Preferred Stock in full.

         In the event that the Corporation is in arrears in the redemption of its Convertible Preferred Stock pursuant to a Mandatory Redemption, the Corporation may not (i) purchase, redeem or pay dividends on any Junior Stock or
(ii) make any mandatory purchase or redemption of any Convertible Preferred Stock or stock on a parity therewith except pro rata according to all such obligations then due or in arrears among all such outstanding stock.

         (b) OPTIONAL REDEMPTION. Other than pursuant to a Mandatory Redemption in accordance with Section 5(a) or a redemption upon a Change of Control in accordance with Section 5(c), the shares of Convertible Preferred Stock shall not be redeemable at the option of the Company by the Corporation until following the four-year anniversary of the Issue Date. Following such date, the Corporation shall have the right, at its option, upon not less than 60 days' prior written notice ("Notice"), but subject to the right of the Holders to convert their shares of Convertible Preferred Stock into shares of Common Stock pursuant to Section 9, to redeem, out of funds legally available therefor, all or a portion of the shares of Convertible Preferred Stock during the 12-month period beginning on July 31 of the years indicated below (subject to the right of the Holder of record on a record date for the payment of a dividend on the Convertible Preferred Stock to receive the dividend due on such shares of Convertible Preferred Stock on the corresponding dividend payment date, if such dividend payment date is prior to the date set for redemption) at the redemption prices (expressed as a percentage of the Liquidation Price) set forth below (each a "Redemption Price"):

                  Year                                        Redemption Price
                  2003                                                 105%
                  2004                                                 104%
                  2005                                                 103%
                  2006                                                 102%
                  2007                                                 101%
                  2008 and thereafter                                  100%

provided that the Corporation shall not be entitled to redeem Convertible Preferred Stock in accordance with this subparagraph (b) unless the closing sales price for shares of Common Stock on the NYSE for the 30 consecutive trading days immediately preceding the date of the Notice shall be at least 350% of the current Conversion Price on or prior to June 30, 2004 and at least 150% of the current Conversion Price thereafter.

         In case of the redemption of less than all of the then outstanding Convertible Preferred Stock, the Corporation shall select the shares of Convertible Preferred Stock to be redeemed in accordance with any method permitted by the national securities exchange on which the Convertible Preferred Stock is then listed, or if not so listed, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the Convertible Preferred Stock at any time outstanding until all dividends accrued to such payment date upon all Convertible Preferred Stock then outstanding shall have been paid.

         The Notice shall be given by first class mail, postage prepaid, to each Holder of record of the Convertible Preferred Stock to be redeemed, at such Holder's address as it shall appear upon the stock transfer books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the then current Conversion Price, the place or places of payment and conversion and that payment or conversion will be made upon presentation of and surrender of the certificates evidencing the shares of Convertible Preferred Stock to be redeemed or converted, and that the Convertible Preferred Stock may be converted at any time before the close of business on such date fixed for redemption.

         Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the Holder of the Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to a Holder of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any shares of Convertible Preferred Stock owned by other Holders to whom such notice was duly given. On or after the date fixed for redemption as stated in such Notice, each Holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued without cost to the Holder thereof representing the unredeemed shares. If such Notice shall have been so mailed and if, on or prior to the redemption date specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the account of the holders of the shares so to be redeemed (as to be and continue to be available therefor), then on and after the redemption date, notwithstanding that any certificate for shares of the Convertible Preferred Stock so called for redemption shall not have been surrendered for cancellation, all shares of the Convertible Preferred Stock with respect to which such notice shall have been mailed and such funds shall have been set aside shall be deemed to be no longer outstanding and all rights with respect to such shares of the Convertible Preferred Stock so called for redemption shall forthwith cease and terminate, except the right of the Holders to receive out of the funds so set aside in trust the amount payable on the redemption thereof (including an amount equal to accrued and unpaid dividends to the redemption date) without interest thereon.

         The Holder of any shares of Convertible Preferred Stock redeemed upon any exercise of the Corporation's redemption right under this Section 5(b) shall not be entitled to receive payment of the Redemption Price for such shares until such Holder shall cause to be delivered to the place specified in the Notice (i) the certificate(s) representing such shares of Convertible Preferred Stock redeemed and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Convertible Preferred Stock to the Corporation free of any adverse interests; provided that the foregoing is subject to the other provisions of the Corporation's Articles of Incorporation governing lost certificates generally.

         (c) CHANGE OF CONTROL. Upon the occurrence of a Change of Control, each Holder may require the Corporation to redeem such requesting Holder's Convertible Preferred Stock at a purchase price in cash in an amount equal to 101.0% of the applicable Liquidation Price per share (plus an amount equal to all accrued and unpaid dividends to such date of redemption) (the "Change of Control Price").

         Within 45 days following any Change of Control, the Corporation shall give to each Holder a written notice (a "Change of Control Notice") stating:

         (i) that a Change of Control has occurred and that such Holder has the right to require the Corporation to redeem such Holder's Convertible Preferred Stock at the Change of Control Price as set forth above;

         (ii) the circumstances and relevant facts regarding such Change of Control;

         (iii) the redemption date, which date shall be no earlier than 45 days nor later than 60 days from the date such notice is mailed; and

         (iv) the instructions a Holder must follow in order to have its Convertible Preferred Stock redeemed pursuant to this Section 5(c).

         Change of Control Notices shall otherwise be governed by the provisions set forth above in paragraph (b) relating to Notices.

         Holders electing to have Convertible Preferred Stock redeemed under this Section 5(c) will be required to surrender such Convertible Preferred Stock to the Corporation at the address specified in the Change of Control Notice at least five Business Days prior to the specified redemption date. Any Holder will be entitled to withdraw its election if the Corporation receives, not later than three Business Days prior to the redemption date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the amount of the Convertible Preferred Stock delivered for redemption by such Holder as to which its election is to be withdrawn and a statement that such Holder is withdrawing its election to have such Convertible Preferred Stock redeemed.

         No Change of Control Notice shall be issued pursuant to this Section 5(c) unless and until all outstanding Repriced Preferred Stock has been, or shall have been as part of the Change of Control, converted, repurchased, redeemed or otherwise retired. If, upon any Change of Control, funds are not legally available to the Corporation for redemption of the shares of Convertible Preferred Stock that the Holders have requested to be redeemed, the Corporation shall redeem on such date, at the Change of Control Price, that number of shares of Convertible Preferred Stock which it can lawfully redeem, and from time to time thereafter, as soon as funds are legally available, the Corporation shall redeem at the Change of Control Price shares of Convertible Preferred Stock until the Corporation has redeemed all the shares of Convertible Preferred Stock that the Holders have requested be redeemed.

         Section 6. VOTING RIGHTS.

         (a) GENERAL. The Holders shall vote together with the holders of the Common Stock (and any other class of equity securities which may similarly vote with the holders of the Common Stock as a single class with respect to any matter) upon all matters upon which stockholders are entitled to vote, except for the election of directors (on which the Holders shall be entitled to vote as a separate class pursuant to paragraph (b) below) and except for the Requisite NYSE Shareholder Approval or the Delaware Reincorporation, and shall be entitled to a number of votes per share of Convertible Preferred Stock equal to the number of shares of Common Stock into which the shares of the Convertible Preferred Stock are convertible on the record date of the determination of stockholders entitled to notice of and to vote on such matter; provided, that, nothing in this Section 6(a) shall prevent Oak Hill from exercising or enforcing its rights under the Voting Agreement, dated as of August 6, 1999, among the Corporation, Oak Hill, and certain of the Corporation's stockholders. In addition, the Holders will have all voting rights required by law, and shall also have all special voting rights provided below. Any shares of Convertible Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

         (b) CLASS VOTING RIGHTS.

                  (i) RIGHT TO ELECT DIRECTORS. So long as any shares of Convertible Preferred Stock are outstanding, the minimum number of directors on the Board of Directors shall be eleven. The Holders shall be entitled to vote together as a class to elect four directors of the Corporation (the "Preferred Directors"); provided at least 112,000 shares of the Convertible Preferred Stock remain outstanding. In the event that (i) fewer than 112,000 shares and 75,000 or more shares of Convertible Preferred Stock are outstanding, the Holders shall be entitled to elect three Preferred Directors, (ii) fewer than 75,000 shares and 37,500 or more shares of Convertible Preferred Stock are outstanding, the Holders shall be entitled to elect two Preferred Directors, (iii) fewer than 37,500 shares and 7,500 or more shares of Convertible Preferred Stock are outstanding, the Holders shall be entitled to elect one Preferred Director and
(iv) fewer than 7,500 shares of Convertible Preferred Stock are outstanding, the Holders shall not be entitled to elect any Preferred Directors.

                  (ii) DEFAULT VOTING RIGHTS. If, without either the consent of Majority Holders or the consent of at least one Preferred Director or Stockholder Director, the Corporation (a) fails to make any quarterly dividend payment (in accordance with Section 3) on the Convertible Preferred Stock or (b) breaches a material covenant contained in the Definitive Agreements or the provisions of Section 6(b)(iii) hereof (any event described in clause (a) or (b) being a "Default Voting Event"), the Holders, following in the case of clause
(b), a declaration of default by the Majority Holders, will have the right to elect two additional Preferred Directors ("Additional Preferred Directors"). In addition, the Dividend Rate and the Accretion Rate on the Convertible Preferred Stock shall be increased by 2% per annum for so long as any Default Voting Event remains uncured by the Corporation. At such time as a Default Voting Event no longer exists, any Additional Preferred Directors elected pursuant to this
Section 6(b)(ii) shall be deemed to have automatically resigned from the Board of Directors and they shall cease to be directors of the Corporation. The Holders (voting separately as a class) will have the exclusive right to vote for and elect such Additional Preferred Directors pursuant to a written consent or at a meeting of stockholders without any further action on the part of the Corporation or the Holders as provided below.

                  (iii) ACTIONS REQUIRING AFFIRMATIVE VOTE. So long as shares of Convertible Preferred Stock are outstanding, the Corporation shall not, directly or indirectly, or through merger or consolidation with any other person, without the affirmative vote or consent of the Majority Holders, with the Holders voting separately as a class, (a) amend, alter or repeal (by merger, consolidation or otherwise) any provision of the Articles of Incorporation or the By-laws of the Corporation, as amended, so as to affect adversely the relative rights, preferences, powers (including, without limitation, voting powers) and privileges of the Convertible Preferred Stock, (b) authorize or issue any new class of shares or Equity Equivalents having a preference with respect to dividends, redemption and/or liquidation over, or on parity with, the Convertible Preferred Stock, (c) reclassify any of its capital stock into shares having a preference with respect to dividends, redemption and/or liquidation over, or on parity with, the Convertible Preferred Stock or (d) issue any additional shares of Convertible Preferred Stock. In connection with any right to vote pursuant to this Section 6(b)(iii), each Holder will have one vote for each share of Convertible Preferred Stock held.

                  (iv) SPECIAL MEETING. Whenever the rights described above shall vest, they may be exercised initially by the vote of the Majority Holders present and voting, in person or by proxy, at a special meeting of Holders or at the next annual meeting of stockholders, or by written consent of the Majority Holders without a meeting. Unless such action shall have been taken by written consent as aforesaid, a special meeting of the Holders for the exercise of any such right shall be called by the Clerk of the Corporation as promptly as possible in compliance with applicable law and regulations, and in any event within 10 days after receipt of a written request signed by the Holders of record of at least 25% of the then outstanding shares of the Convertible Preferred Stock, subject to any applicable notice requirements imposed by law or by any national securities exchange on which any Convertible Preferred Stock is listed. Such meeting shall be held at the earliest practicable date thereafter.

                  (v) TERM OF OFFICE OF DIRECTORS. Any Preferred Director shall hold office for a term expiring at the next annual meeting of stockholders and during such term may be removed at any time, either for or without cause, by and only by, the affirmative vote of the Majority Holders of record, with the Convertible Preferred Stock voting as a single class, present and voting, in person or by proxy, at a special meeting of such stockholders called for such purpose, or by written consent without a meeting of the Majority Holders of record, with the Convertible Preferred Stock voting as a single class. A special meeting of the Holders for the removal of a director elected by the Holders in accordance with this subparagraph (b) and the filling of the vacancy created thereby shall be called by the Clerk of the Corporation as promptly as possible and in any event within 10 days after receipt of request therefor signed by the holders of not less than 25% of the outstanding shares of the Convertible Preferred Stock taken as a single class, subject to any applicable notice requirements imposed by law or any national securities exchange on which any Convertible Preferred Stock is listed. Such meeting shall be held at the earliest practicable date thereafter.

                  (vi) VACANCIES. Any vacancy caused by the death, resignation or removal of any Preferred Director may be filled by the remaining Preferred Directors or, if not so filled, or if there are no Preferred Directors on the Board of Directors, by and only by a vote of the Majority Holders present and voting as a single class, in person or by proxy, at a meeting of such Holders called for such purpose, or by written consent without a meeting of the Majority Holders. Unless such vacancy shall have been filled by the remaining Preferred Directors or by written consent as aforesaid, such meeting shall be called by the Clerk of the Corporation at the earliest practicable date after such death, resignation or removal, and in any event within 10 days after the receipt of a written request signed by the Holders of record of at least 25% of the outstanding shares of the Convertible Preferred Stock taken as a single class.

                  (vii) STOCKHOLDERS' RIGHT TO CALL MEETING. If any meeting of the Holders required by this subparagraph (b) to be called shall not have been called within 10 days after personal service of a written request therefor upon the Clerk of the Corporation or within 15 days after mailing the same within the United States of America by registered mail addressed to the Clerk of the Corporation at its principal office, subject to any applicable notice requirements imposed by law or any national securities exchange on which any Convertible Preferred Stock is then listed, then the Holders of record of at least 25% of the then outstanding shares of the Convertible Preferred Stock may designate in writing a Holder of the Convertible Preferred Stock to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders or such shorter notice (but in no event shorter than permitted by law or any national securities exchange on which the Convertible Preferred Stock is then listed) as may be acceptable to the Majority Holders. Any Holder of Convertible Preferred Stock so designated shall have reasonable access to the stock books of the Corporation relating solely to the Convertible Preferred Stock for the purpose of causing such meeting to be called pursuant to these provisions.

                  (viii) QUORUM. At any meeting of the Holders called in accordance with the provisions of this subparagraph (b) for the election or removal of directors, the presence in person or by proxy of the Majority Holders with the Holders of Convertible Preferred Stock voting as a single class shall be required to constitute a quorum; in the absence of a quorum, a majority of the Holders present in person or by proxy shall have power to adjourn the meeting from time to time without notice, other than announcement at the meeting, until a quorum shall be present.

         Section 7. OUTSTANDING SHARES. For purposes of this Resolution, all shares of Convertible Preferred Stock shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 5, all shares of Convertible Preferred Stock that have been so called for redemption under
Section 5 if funds necessary for payment of the Redemption Price have been irrevocably deposited in trust, for the account of the Holders of the shares so to be redeemed (so as to be and continue to be available therefor), with a corporation organized and doing business under the laws of the United States or any State or territory thereof or of the District of Columbia (or a corporation or other person permitted to act as a trustee by the Securities and Exchange Commission), authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by Federal, State or District of Columbia or territorial authority; and (ii) from the date of registration of transfer, all shares of Convertible Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

         Section 8. STATUS OF ACQUIRED SHARES. The Corporation shall take all such actions as are necessary to cause any shares of Convertible Preferred Stock redeemed by the Corporation, received upon conversion pursuant to Section 9, or otherwise acquired by the Corporation, to be restored to the status of authorized and unissued shares of Preferred Stock, without designation as to series, and such shares may thereafter be issued, but not as shares of Convertible Preferred Stock unless the other provisions of this Resolution have been complied with.

         Section 9. CONVERSION.

         (a) Except as provided in the next succeeding sentence, each share of the Convertible Preferred Stock shall be convertible at any time, after the Requisite NYSE Shareholder Approval is obtained, at the option of the Holder thereof, into validly issued, fully paid and non-assessable shares of the Company Common Stock ("Conversion Shares") at the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Unless default be made in the payment in full of the Redemption Price and any accrued and unpaid dividends, shares of Convertible Preferred Stock called for redemption in accordance with the terms herein shall cease to be convertible into Conversion Shares at the close of business on the redemption date. The Conversion Price shall be initially $5.25 per share. The number of Conversion Shares issuable upon conversion of a share of Convertible Preferred Stock is determined by dividing the Liquidation Price (inclusive of any accrued and unpaid dividends) of a share of Convertible Preferred Stock by the Conversion Price in effect on the Conversion Date (as hereinafter defined) and rounding the result to the nearest 1/100th of a share. The Conversion Price shall be subject to adjustment as provided below. Upon conversion, any accrued and unpaid dividends on the Convertible Preferred Stock shall be paid to the Holder thereof in accordance with the provisions of Section 3. If a holder converts more than one share at the same time, the number of full shares issuable upon the conversion shall be based upon the total number of shares converted.

         (b) In order to convert shares of the Convertible Preferred Stock into Conversion Shares, the Holder thereof shall surrender at the office of any transfer agent for the Convertible Preferred Stock (or in the absence of any transfer agent, the Corporation) the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office that he or she elects to convert such shares. Shares of the Convertible Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date of surrender of such shares for conversion in accordance with the foregoing provisions (hereinafter the "Conversion Date"), and the person or persons entitled to receive Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Conversion Shares at such time. As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver at said office the certificate or certificates for the number of full Conversion Shares issuable upon such conversion, together with a cash payment in lieu of any fraction of a Conversion Share, as hereinafter provided, to the person or persons entitled to receive the same or to the nominee or nominees of such person or persons.

         (c) The Conversion Price shall be subject to adjustment as follows:

                  (i) In case the Corporation shall (i) pay a dividend in shares of any class of its Common Stock to all holders of such class, (ii) make a distribution in shares of any class of its Common Stock to all holders of such class, (iii) subdivide any of its outstanding Common Stock into a greater number of shares, or (iv) combine any of its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive that number of Conversion Shares representing the percentage of all outstanding shares of Common Stock which the Holder would have owned had such Convertible Preferred Stock been converted immediately prior to the happening of such event and the Conversion Price shall be adjusted accordingly. An adjustment made pursuant to this subsection (i) shall become effective immediately after the record date in the case of a dividend in shares or distribution and shall become effective immediately after the effective date in the case of subdivision or combination.

                  (ii) In case the Corporation shall issue Equity Equivalents to all or substantially all holders of any class of its Common Stock or to any other person (other than the Holders) entitling such person or persons to subscribe for, purchase or otherwise acquire shares of Common Stock (or securities in any manner representing the right to acquire Common Stock) at a price per share that is less than the then Current Market Price per share of Common Stock (as determined in accordance with subsection (v) below) at the record date for the determination of shareholders entitled to receive such Equity Equivalents on the date of issuance thereof or, with respect to issuances to persons other than Holders, on the issue date, as applicable, the Conversion Price in effect immediately prior thereto shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date or issue date, as applicable, by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on such record date or issue date, as applicable, plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered, (or the aggregate conversion price of the convertible securities so offered) would purchase at such Current Market Price (as defined in subsection (iv) below), and of which the denominator shall be the number of shares of Common Stock outstanding on such record date or issue date, as applicable, plus the number of additional shares of Common Stock offered (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever any Equity Equivalents are issued, and shall become effective immediately after such record date or such sale date, as applicable. If at the end of the period during which such Equity Equivalents are exercisable not all such Equity Equivalents shall have been exercised, the adjusted Conversion Price shall be readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock issuable upon conversion of convertible securities actually issued).

                  (iii) In case the Corporation shall distribute to all or substantially all holders of any class of Common Stock any shares of capital stock of the Corporation (other than Common Stock), evidences of indebtedness or other non-cash assets (including securities of any company other than the Corporation), or shall distribute to all or substantially all holders of any class of Common Stock rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in subsection (ii) above), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the Current Market Price per share (as defined in subsection (iv) below) of the Conversion Shares on the record date mentioned below less the fair market value on such record date (as reasonably determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the record date), and of which the denominator shall be the Current Market Price per share (as defined in subsection (iv) below) of the Conversion Shares on such record date. Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

                  Notwithstanding the foregoing, in the event that the Corporation shall distribute rights or warrants (other than those referred to in subsection (ii) above) ("Rights") pro rata to holders of any class of Common Stock, the Corporation may, at its option, in lieu of making any adjustment pursuant to this Section 9, make proper provision so that each holder of Convertible Preferred Stock who converts such stock (or any portion thereof) after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the shares of Conversion Stock issuable upon such conversion, a number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights and
(ii) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of Common Stock into which the principal amount of the security so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

                  (iv) For the purpose of any computation under subsections (ii) and (iii) of this Section 9(c), the current market price (the "Current Market Price") per Conversion Share on any date shall be deemed to be equal to the average of the daily closing prices of the Common Stock on the NYSE or, if not then listed or traded on the NYSE, such other exchange, market or system that the Common Stock is then listed or traded on for the 10 trading days immediately prior to the record date or date of issuance with respect to distributions, issuances or other events requiring such computation under subsection (ii) or
(iii) above; provided that in the case of an underwritten public offering of Equity Equivalents which are currently traded, the Current Market Price shall be the closing price of the Common Stock on the issuance date, less an allowance for a customary discount to the current market trading price which is reasonably required to effect such offering. The closing price for each day shall be the closing price on the NYSE or the last reported sales price or, if the Conversion Shares are not listed or admitted to trading on the NYSE, on the principal national securities exchange on which the Conversion Shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sales price of the Conversion Shares as quoted by NASDAQ or, in case no reported sale takes place, the average of the closing bid and asked prices as quoted by NASDAQ or any comparable system or, if the Conversion Shares are not quoted on NASDAQ or any comparable system, the closing sales price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If no such prices are available, the Current Market Price per share shall be the fair value of a Conversion Share as reasonably determined by the Board of Directors.

                  (v) In any case in which this Section 9 shall require that an adjustment be made following a record date the Corporation may elect to defer (but only until five Business Days following the mailing by the Corporation to the holders of the notice of adjustment described in subsection (ix) below) issuing to the Holder of any Convertible Preferred Stock converted after such record date the Conversion Shares and other capital stock of the Corporation issuable upon such conversion over and above the Conversion Shares and other capital stock of the Corporation issuable upon such conversion only on the basis of the Conversion Price prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Corporation shall issue or cause its transfer agents to issue due bills or other appropriate evidence prepared by the Corporation of the right to receive such shares. If any distribution in respect of which an adjustment to the Conversion Price is required to be made as of the record date therefor is not thereafter made or paid by the Corporation for any reason, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed or such effective date had not occurred.

                  (vi) NO ADJUSTMENT. No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price as last adjusted; provided, however, that any adjustments which by reason of this subsection (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 9 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                  No adjustment need be made for a transaction referred to in paragraph (c)(i), (ii) or (iii) above if all Holders of Convertible Preferred Stock are entitled to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. The Corporation shall give 30 days prior notice to any transfer agent and to the Holders of the Convertible Preferred Stock of any such determination.

                  No adjustment need be made for (a) issuances of Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest, (b) a change in the par value or a change to no par value of the Common Stock and (c) the issuance of Common Stock to directors, officers and employees of the Corporation and its subsidiaries pursuant to any stock-based incentive plan duly approved by the Board of Directors or any duly authorized committee or delegee thereof.

                  To the extent that the Convertible Preferred Stock becomes convertible into the right to receive cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

                  (vii) ADJUSTMENT FOR TAX PURPOSES. The Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required by other provisions of this Section 9, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distributions of rights to purchase stock or securities or distributions of securities convertible into or exchangeable for stock hereafter made by the Corporation to its shareholders shall not be taxable.

                  (viii) NOTICE OF ADJUSTMENT. Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to holders of the Convertible Preferred Stock and to the transfer agent a notice of the adjustment briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence of the correctness of such adjustment.

                  (ix) NOTICE OF CERTAIN TRANSACTIONS.

                  In the event that:

                           (A) the Corporation takes any action which would
require an adjustment in the Conversion Price;

                           (B) the Corporation consolidates or merges with, or
transfers all or substantially all of its assets to, another corporation and shareholders of the Corporation must approve the transaction (excluding the Delaware Reincorporation); or

                           (C) there is a dissolution or liquidation of the
Corporation, the Corporation shall mail to holders of the Convertible Preferred Stock and to any transfer agent a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least 10 days before such date. Failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause
(A), (B) or (C) of this Section 9(c)(ix).

                  (x) EFFECT OF RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE ON CONVERSION PRIVILEGE. If any of the following (which shall not include the Delaware Reincorporation) shall occur, namely: (a) any reclassification or change of Conversion Shares issuable upon conversion of the Convertible Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or any other change for which an adjustment is provided in (c)(i),
(ii) or (iii) above); (b) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock; or (c) any sale or conveyance of all or substantially all of the assets of the Corporation as an entirety, then the Corporation, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, ensure that effective provision be made in the certificate of incorporation of the resulting or surviving corporation or otherwise that each holder of Convertible Preferred Stock then outstanding shall have the right to convert such Convertible Preferred Stock into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Conversion Stock deliverable upon conversion of such Convertible Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance, and that the Conversion Price shall continue to be subject to adjustment which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Price provided for in this Section 9. If in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Conversion Stock include shares of stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then effective provision shall also be made in the certificate of incorporation of such other corporation or otherwise of such additional antidilution provisions as are necessary to protect the interests of the holders of the Convertible Preferred Stock by reason of the foregoing. The provisions of this Section 9(c)(x) shall similarly apply to successive consolidations, mergers, sales or conveyances.

         Section 10. REPORTS. So long as the Convertible Preferred Stock remains outstanding, the Corporation shall cause its annual reports to stockholders and any quarterly or other financial reports and information furnished by it to stockholders pursuant to the requirements of the Exchange Act, to be mailed to the holders of the Convertible Preferred Stock (contemporaneously with the mailing of such materials to the Corporation's stockholders) at their addresses appearing on the books of the Corporation. If the Corporation is not required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, it shall cause its financial statements, including any notes thereto (and with respect to annual reports, an auditors' report by a nationally recognized firm of independent certified public accounts), a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and such other information which the Corporation would otherwise by required to include in annual and quarterly reports filed under the Exchange Act, to be mailed to the holders of the Convertible Preferred Stock, within 120 days after the end of each of the Corporation's fiscal years and within 60 days after the end of each of its first three fiscal quarters.

         Section 11. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.